As filed with the U.S. Securities and Exchange Commission on October 10, 2024
Registration No. 333-271176
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lifecore Biomedical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2821	94-3025618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Ryan D. Lake
Chief Financial Officer
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Darren Guttenberg
J. Ross McAloon
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
(714) 540-1235
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Explanatory Note
The original registration statement (the “Existing Registration Statement”) of Lifecore Biomedical, Inc. on Form S-1 (File No. 333-271176) declared effective by the Securities and Exchange Commission on June 9, 2023, to which this Registration Statement is Post-Effective Amendment No. 1 (this “Amendment”), covered the resale by the selling stockholders named therein of up to 12,667,486 shares of our common stock, including (i) 627,746 issued and outstanding shares of common stock and (ii) 12,039,740 shares of common stock issuable upon the conversion of shares of Series A Convertible Preferred Stock held by the selling stockholders.
This Amendment is being filed to update the Existing Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and update certain other information in the Existing Registration Statement, including an updated prospectus relating to the offering and sale of the securities registered thereby.
No additional securities are registered by this Amendment. All filing fees payable in connection with the registration of the securities covered by this Amendment were paid by the Registrant at the time of the initial filing of the Existing Registration Statement.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 10, 2024
Preliminary Prospectus
Lifecore Biomedical, Inc.
Up to 12,667,486 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named herein or their permitted transferees (the “Selling Stockholders”) of up to 12,667,486 shares of our common stock, par value $0.001 per share (the “common stock”), including (i) 627,746 issued and outstanding shares of common stock and (ii) 12,039,740 shares of common stock issuable upon the conversion of shares of Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) held by the Selling Stockholders. We are registering the shares for resale pursuant to such stockholders’ registration rights under a securities purchase agreement and a registration rights agreement between us and such stockholders. For additional information, see “Prospectus Summary—Private Placements” beginning on page 1 of this prospectus.
Subject to any applicable contractual restrictions, the Selling Stockholders may offer, sell or distribute all or a portion of their shares of our common stock publicly or through private transactions at prevailing market prices or at negotiated prices. For additional information, see “Plan of Distribution” beginning on page 15 of this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering.
We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock owned by the Selling Stockholders. For additional information, see “Use of Proceeds” beginning on page 6 of this prospectus and “Selling Stockholders” beginning on page 7 of this prospectus.
We will bear all costs, expenses and fees in connection with the registration of these shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock. We have agreed to reimburse the Selling Stockholders for up to $35,000 of their expenses in connection with the registration of these shares.
We are a “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Accordingly, the information in this prospectus may not be comparable to information provided by companies that are not smaller reporting companies.
Our common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC under the symbol “LFCR.” On October 9, 2024, the last reported sale price of our common stock was $4.54.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT OR SIMILAR SECTION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2024

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ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Lifecore,” the “Company,” “we,” “us” and “our” refer to Lifecore Biomedical, Inc. and its subsidiaries.
You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in their entirety before making an investment decision. You may read the other reports we file with the Securities and Exchange Commission (the “SEC”) at the SEC’s website at www.sec.gov. See “Incorporation of Information by Reference.” These documents contain important information you should consider when making your investment decision.
You should rely only on the information included or incorporated by reference in this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use. Neither we nor the Selling Stockholders have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.
Market data and other statistical information included or incorporated by reference into this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, neither we nor the Selling Stockholders have independently verified the information. Neither we nor the Selling Stockholders guarantee its accuracy or undertake a duty to provide or update such data in the future.
This prospectus and the documents incorporated by reference into this prospectus may include trademarks, service marks and tradenames owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus and the documents incorporated by reference into this prospectus are the property of their respective owners.
Neither we nor the Selling Stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.
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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected. Potential risks and uncertainties include, without limitation:
•the timing of expenses associated with operations,
•the ability to achieve acceptance of our new products in the marketplace,
•government regulations affecting our business,
•the timing of regulatory approvals,
•the impact of adverse and uncertain economic conditions in the U.S. and international markets,
•the mix between domestic and international sales, and
•other factors beyond our control, including those listed under “Risk Factors” in our Annual Report on Form 10-K for the year ended May 26, 2024, as incorporated herein by reference.
We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Accordingly, our actual results could differ materially from those projected in the forward-looking statements for many reasons, including the risk factors listed in “Risk Factors” beginning on page 4 of this prospectus and elsewhere in or in the documents incorporated by reference in this prospectus.
All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this report and hereafter in our other SEC filings and public communications.
You should evaluate all forward-looking statements made by us in the context of all risks and uncertainties described with respect to our business. We caution you that the risks and uncertainties identified by us may not be all of the factors that are important to you. Furthermore, the forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
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PROSPECTUS SUMMARY
This summary highlights selected information contained in more detail elsewhere in this prospectus and in documents incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes thereto incorporated by reference in this prospectus.
Our Business
We are a fully integrated contract development and manufacturing organization that offers highly differentiated capabilities in the development, fill and finish of complex sterile, injectable pharmaceutical products in syringes, vials, and cartridges. As a leading manufacturer of premium, injectable grade Hyaluronic Acid, we bring more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market.
Private Placements
2022 Common Stock Private Placement
On November 25, 2022, we entered into a securities purchase agreement (the “2022 Purchase Agreement”) with certain of the Selling Stockholders, pursuant to which we issued and sold an aggregate of 627,746 shares (the “Common Shares”) of our common stock at a purchase price of $7.97 per share, generating gross proceeds of approximately $5.0 million (the “2022 Private Placement”). Pursuant to the 2022 Purchase Agreement, we also granted such Selling Stockholders certain registration rights (the “2022 Registration Rights”).
2023 Preferred Stock Private Placement
On January 9, 2023 (the “Preferred Issuance Date”), we entered into a securities purchase agreement (the “Preferred Stock Purchase Agreement”) with the Selling Stockholders, pursuant to which we issued and sold an aggregate of 38,750 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), to the Selling Stockholders for an aggregate purchase price of $38.75 million (the “Preferred Stock Private Placement”). The Convertible Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Certificate of Designations of the Series A Preferred Stock filed with the Delaware Secretary of State on the Preferred Issuance Date (the “Certificate of Designations”), including the payment of dividends at a rate of 7.5% per annum, payable in-kind (“PIK”).
In connection with Preferred Stock Private Placement, we also entered into a registration rights agreement with the Selling Stockholders (the “2023 Registration Rights Agreement”), pursuant to which we granted the Selling Stockholders certain registration rights (the “2023 Registration Rights” and, collectively with the 2022 Registration Rights, the “Registration Rights”) with respect to the shares of common stock issuable upon conversion of the shares of Convertible Preferred Stock (the “Conversion Shares”).
The conversion of the Convertible Preferred Stock into Conversion Shares is subject to certain limitations, including that the holders of the Convertible Preferred Stock shall not have the right to receive any Conversion Shares to the extent that (i) the issuance thereof would exceed 19.99% of the amount of common stock outstanding as of the Preferred Issuance Date (the “Exchange Cap”), which is the maximum amount of shares that the Company may issue pursuant to the terms of the Certificate of Designations without breaching the Company’s obligations under the rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), or (ii) after giving effect to such issuance, such holder would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such issuance, subject to adjustment or waiver by any respective Selling Stockholder (the “Beneficial Ownership Cap”). We intend to file a proxy statement with the SEC to seek stockholder approval (the “Nasdaq Proposal”) for the issuance of the Conversion Shares, which approval would eliminate the Exchange Cap.

2024 Common Stock Private Placement
On October 3, 2024, we entered into a stock purchase agreement (the “2024 Purchase Agreement”) with investors, including certain of the Selling Stockholders, pursuant to which we issued and sold an aggregate of 5,928,775 shares of our common stock at a purchase price of $4.10 per share, generating gross proceeds of approximately $24.3 million (the “2024 Private Placement”). As a result of the 2024 Private Placement, an incremental 911,751 shares of common stock (the “Additional Shares”) became issuable upon conversion of the Convertible Preferred Stock as a result of an adjustment to the conversion rate thereof.
Resale Shares
This prospectus covers up to 12,667,486 shares of our common stock, including (i) 627,746 outstanding Common Shares issued and sold in the 2022 Private Placement and (ii) 12,039,740 Conversion Shares issuable upon the conversion of shares of Convertible Preferred Stock issued and sold in the Preferred Stock Private Placement.
The number of Conversion Shares covered by this prospectus exceeds the Exchange Cap. Until our stockholders approve the Nasdaq Proposal, if ever, holders of Convertible Preferred Stock will not be entitled to convert their shares of Convertible Preferred Stock into a number of shares of common stock in excess of the Exchange Cap, and therefore until such time certain shares of common stock covered by this prospectus will not be issued or available for resale.
The Additional Shares will be registered pursuant to a separate registration statement. Accordingly, this prospectus does not cover the maximum aggregate number of shares of common stock issuable upon conversion of the Convertible Preferred Stock.
There is no established public trading market for the Convertible Preferred Stock and we do not intend to list the Convertible Preferred Stock on any national securities exchange or nationally recognized trading system.
Corporate Information
We were incorporated in California on October 31, 1986 and reincorporated as a Delaware corporation on November 6, 2008. Our common stock is listed on The Nasdaq Global Select Market under the symbol “LFCR.” Our principal executive offices are located at 3515 Lyman Boulevard, Chaska, Minnesota 55318 and our telephone number is (952) 368-4300.

THE OFFERING

Issuer	Lifecore Biomedical, Inc.

Shares of common stock that may be offered by the Selling Stockholders	Up to 12,667,486 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

Market for common stock	Our common stock is listed on Nasdaq under the symbol “LFCR.”

Risk factors	Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” and the other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, in addition to the risk factors included below, you should carefully consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, which is incorporated herein by reference, as well as other risk factors described under the caption “Risk Factors” included or incorporated by reference in the prospectus, including our other filings with the SEC, before making an investment decision. Any of the risks described below and that we describe in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information, see the sections of this prospectus titled “Incorporation of Information by Reference” and “Special Note Regarding Forward-Looking Statements.”
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time, including by the Selling Stockholders pursuant to the registration statement of which this prospectus is a part. These sales, or the perception in the market of such sales, could reduce the market price of our common stock and increase the volatility in the market price of our common stock. Further, the sale of a substantial portion of shares of our common stock could result in a change of control of us, which could impact the market price and liquidity of our common stock.
We are restricted from engaging in certain activities without the consent of the holders of our Convertible Preferred Stock, giving them significant influence over our operations and restricting our ability to engage in certain corporate actions.
For so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, certain matters will require the approval of the majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class, including, among other things, incurring indebtedness in excess of $175,000,000, granting any lien or other encumbrance on all or substantially all of our assets, amending, altering or repealing any provision of the Certificate of Designations, amending, altering or repealing any provision of our Certificate of Incorporation or Bylaws in a manner that adversely affects the Convertible Preferred Stock, increasing or decreasing the authorized number of shares of Convertible Preferred Stock (except to provide for the issuance of PIK dividends) or creating or increasing the authorized number of shares of any additional class of capital stock (unless such class ranks junior to the Convertible Preferred Stock and is issued at fair market value) or paying any dividends or making distributions on our common stock. Because the interests of the holders of the Convertible Preferred Stock may differ from our interests or the interests of the holders of our common stock, the actions that the holders of the Convertible Preferred Stock may take, or the decision to prevent us from taking certain actions by withholding their consent, may not be favorable to us or the holders of our common stock and may significantly and adversely impact our operations, business, financial condition, results of operations and/or cash flows.
Our stockholders will experience significant dilution as a result of the issuance of shares of our common stock upon conversion of the Convertible Preferred Stock.
Our outstanding shares of Convertible Preferred Stock were initially convertible into an aggregate of over 5.5 million shares of common stock, subject to potential increase pursuant to applicable anti-dilution adjustments. Furthermore, the Convertible Preferred Stock accrues dividends on a quarterly basis at a rate of 7.5% per annum, thereby increasing the number of shares of common stock issuable upon conversion. The number of shares of common stock issuable upon conversion of the Convertible Preferred Stock is currently subject to a cap imposed by Nasdaq listing rules, which limits the aggregate amount of shares issuable upon conversion to 6,056,287 shares, which represents 19.99% of the amount of common stock outstanding as of the date the Convertible Preferred Stock was initially issued, which we refer to as the “Exchange Cap.” Such limit may be removed by the approval of our stockholders, which we intend to request. Even if our stockholders do not approve the removal of the Exchange Cap, the conversion of some or all of the Convertible Preferred Stock will result in the issuance of a substantial number of shares of common stock and, as a result, the percentage ownership and voting power held by our existing stockholders will be significantly reduced and our stockholders will experience significant dilution. Including the Additional Shares, as of October 3, 2024, an aggregate of 6,748,539 shares of common stock were issuable upon conversion of the Convertible Preferred Stock, including all PIK dividends accrued as of such date, irrespective of the Exchange Cap.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders.

SELLING STOCKHOLDERS
This prospectus relates to the resale from time to time by the Selling Stockholders of the shares of common stock set forth below. We are registering the shares of common stock included in this prospectus pursuant to the registration rights of the Selling Stockholders in the 2022 Purchase Agreement and the 2023 Registration Rights Agreement. This prospectus does not cover the Additional Shares, which will be registered pursuant to a separate registration statement. For additional information, see “Prospectus Summary—Private Placements.”
The table below presents information regarding the beneficial ownership of shares of common stock held by each of the Selling Stockholders, including the shares of common stock that may be resold by each Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC. This information does not necessarily indicate beneficial ownership for any other purpose.
Under the terms of the Convertible Preferred Stock, the holders thereof shall not have the right to receive any Conversion Shares to the extent that the issuance thereof would exceed the Exchange Cap or the Beneficial Ownership Cap.
The second column (titled “Shares Beneficially Owned Prior to the Offering”) lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock and Convertible Preferred Stock as of October 3, 2024, assuming conversion of the Convertible Preferred Stock held by each such Selling Stockholder on that date but taking into account the Exchange Cap and the Beneficial Ownership Cap, unless waived by the respective Selling Stockholder.
The third column (titled “Maximum Number of Shares to be Sold Pursuant to this Prospectus”) lists all of the shares of common stock being offered for resale by the Selling Stockholders under this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap. For the avoidance of doubt, the shares of common stock being offered for resale by the Selling Stockholders under this prospectus does not include any Additional Shares.
In accordance with the terms of the 2022 Purchase Agreement and the 2023 Registration Rights Agreement, this prospectus generally covers the sale of (i) 627,746 shares of common stock issued in connection with the 2022 Purchase Agreement, and (ii) 150% of the initial number of shares of common stock issuable upon conversion of the Convertible Preferred Stock, including any shares of Convertible Preferred Stock issued as PIK shares in connection with the payment of dividends on the Convertible Preferred Stock (assuming that (x) the Convertible Preferred Stock is convertible at $7.00 per share and (y) dividends on the Convertible Preferred Stock are paid in the form of PIK shares for a period of five (5) years after the Preferred Issuance Date). Because the conversion price of the Convertible Preferred Stock may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. For example, in connection with the 2024 Private Placement, the conversion price of the Convertible Preferred Stock was adjusted from $7.00 to $6.53. As a result, the incremental Additional Shares became issuable upon conversion of the Convertible Preferred Stock, which shares will be registered pursuant to a separate registration statement.
The fourth column (titled “Shares Beneficially Owned After the Offering”) assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.
The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we are not aware of any existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to the Offering (1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus (2)	Shares Beneficially Owned After the Offering (3)
Name of Selling Stockholder	Shares		Percentage		Shares	Percentage
Wynnefield Capital, Inc.	5,211,663	(4)	14.0%	1,637,529	4,821,579	9.7%
Legion Partners Asset Management, LLC	6,385,464	(5)	16.5%	3,883,788	4,711,361	9.5%
Cove Street Capital, LLC	1,608,157	(6)	4.3%	932,108	1,206,372	2.4%
22NW, LP	4,099,530	(7)	10.5%	4,660,547	2,090,607	4.2%
325 Capital	1,574,137	(8)	4.2%	1,553,514	904,496	1.8%
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(1)The number of shares set forth in this column reflects the number of shares of common stock beneficially owned by each Selling Stockholder, based on its respective ownership of shares of common stock and Convertible Preferred Stock as of October 3, 2024, assuming conversion of the Convertible Preferred Stock held by each such Selling Stockholder on that date but taking into account the Exchange Cap and Beneficial Ownership Cap. As of the October 3, 2024, the Exchange Cap had been met, and, as a result, the number of shares of common stock that each holder beneficially owns is capped on a pro rata basis proportionate to the number of shares of Convertible Preferred Stock held by such holder, subject to the Beneficial Ownership Cap where applicable. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on (i) an aggregate of 36,827,030 shares of common stock outstanding on October 3, 2024 and (ii) the number of shares of common stock underlying the Convertible Preferred Stock (inclusive of any Additional Shares) held by such Selling Stockholder as of October 3, 2024, assuming conversion of the Convertible Preferred Stock held by such Selling Stockholder on that date but taking into account the Exchange Cap and Beneficial Ownership Cap. Such shares of common stock underlying the Convertible Preferred Stock held by such Selling Stockholder, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other Selling Stockholder.
(2)The amount set forth in this column reflects the number of shares of common stock that may be offered by the Selling Stockholders using this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap. These amounts do not represent any other shares of our common stock that the Selling Stockholders may own, beneficially or otherwise, and exclude the Additional Shares.
(3)The amount set forth in this column assumes the resale by the Selling Stockholders of all of the shares of common stock being offered for resale pursuant to this prospectus and does not take into account the Exchange Cap or the Beneficial Ownership Cap. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. The percentage of shares of common stock beneficially owned by each Selling Stockholder in this column is based on 48,866,770 shares of common stock outstanding, which includes an aggregate of 36,827,030 shares of common stock outstanding on October 3, 2024, and assumes the issuance of all 12,039,740 shares of common stock underlying the Convertible Preferred Stock that may be offered by the Selling Stockholders pursuant to this prospectus, but (i) does not take into account the Exchange Cap or the Beneficial Ownership Cap or (ii) reflect the issuance or disposition of any Additional Shares.
(4)This information is based solely on an Amendment No. 10 to Schedule 13D filed on July 5, 2024 by Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Capital, Inc. Profit Sharing Plan (“Wynnefield Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”) and Nelson Obus and Joshua Landes (collectively, the “Wynnefield Investors”) reporting beneficial ownership as of July 2, 2024. According to the Schedule 13D/A, (i) Wynnefield Partners I has sole voting and sole dispositive power over 2,216,667 shares (including 243,814 shares issuable upon conversion of certain share of Convertible Preferred Stock); (ii) Wynnefield Partners has sole voting and sole dispositive power over 1,396,408 shares (including 162,543 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (iii) Wynnefield Offshore has sole voting and sole dispositive power over 938,554 shares (including 101,589 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (iv) Wynnefield Plan has sole voting and sole dispositive power over 367,350 shares; (v) WCM has sole voting and sole dispositive power over 3,613,075 shares (including 406,357 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (vi) WCI has sole voting and sole dispositive power over 938,554 shares (including 101,589 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (vii) Mr. Obus has sole voting and sole dispositive power over 88,687 shares and shared voting and shared dispositive power over 4,918,979 shares (including 507,946 shares issuable upon conversion of certain shares of Convertible Preferred Stock), and (viii) Mr. Landes has shared voting and shared dispositive power over 4,918,979 shares (including 507,946 shares issuable upon conversion of certain shares of Convertible Preferred Stock). The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York 10123.
(5)This information is based solely on an Amendment No. 9 to Schedule 13D filed on October 7, 2024 by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White (collectively the “Legion Investors”) reporting beneficial ownership as of October 7, 2024. According to the Schedule 13D/A, (i) Legion Partners, L.P. I has shared voting and shared dispositive power over 5,938,615 shares (including 1,854,347 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (ii) Legion Partners, L.P. II has shared voting and shared dispositive power over 495,720 shares (including 176,434 shares issuable upon conversion of certain shares of Convertible Preferred Stock); (iii) Legion Partners, LLC has shared voting and shared dispositive power over 6,434,335 shares (including 2,030,781 shares issuable upon conversion of certain shares of Convertible Preferred Stock), consisting of the shares beneficially owned by Legion Partners, L.P. I and Legion Partners, L.P. II; (iv) Legion Partners Asset Management, LLC has shared voting and shared dispositive power over

6,462,404 shares (including 2,030,781 shares issuable upon conversion of certain shares of Convertible Preferred Stock), consisting of the shares beneficially owned by Legion Partners, L.P. I and Legion Partners, L.P. II and 28,069 shares that were granted to Mr. Kiper in his capacity as a director of the Company; and (v) each of Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power over 6,462,604 shares (including 2,030,781 shares issuable upon conversion of certain shares of Convertible Preferred Stock), consisting of the shares beneficially owned by Legion Partners, L.P. I and Legion Partners, L.P. II, 28,069 shares that were granted to Mr. Kiper in his capacity as a director of the Company and 200 shares owned directly by Legion Partners Holdings, LLC. Legion Partners, LLC is the general partner of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Asset Management, LLC is the investment advisor of each of Legion Partners, L.P. I and Legion Partners, L.P. II. Legion Partners Holdings, LLC is the sole member of Legion Partners Asset Management, LLC and the sole member of Legion Partners, LLC. Each of Messrs. Kiper and White is a managing director of Legion Partners Asset Management, LLC and a managing member of Legion Partners Holdings, LLC. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.
(6)This information is based solely on an Amendment No. 1 to Schedule 13D filed on August 15, 2023 by Cove Street Capital LLC (“Cove Street”), Jeffrey Bronchick and CSC Partners Fund, LP (collectively, the “Cove Street Investors”) reporting ownership as of August 15, 2023. According to the Schedule 13D/A, (i) Cove Street has sole voting and dispositive power over 267,179 shares, shared voting power over 1,094,183 shares and shared dispositive power over 1,583,440 shares; (ii) Mr. Bronchick reported sole voting and dispositive power over 5,303 shares, shared voting power over 1,336,201 shares, and shared dispositive power over 1,583,440 shares; and (iii) CSC Partners Fund, LP has sole voting and dispositive power over 267,179 shares. Mr. Bronchick is a Principal and Portfolio Manager of Cove Street Capital, LLC. Cove Street Capital, LLC is a controlling owner of CSC Partners, LLC, which serves as the general partner of CSC Partners Fund, LP. The address for each of the Cove Street Investors is 525 South Douglas Street, Suite 225, El Segundo, California, 90245.
(7)This information is based solely on an Amendment No. 5 to a Schedule 13D filed on July 1, 2024 by 22NW Fund, LP (“22NW Fund”), 22NW, LP (“22NW”), 22NW Fund GP, LLC (“22NW GP”), 22NW GP, Inc. (“22NW Inc.”), Aron R. English, Bryson O. Hirai-Hadley, Nathaniel Calloway, Jason Aryeh, Richard Cunningham, Matthew Korenberg, Elaine Thibodeau, and Beau Garrett (collectively, the “22NW Investors”). According to the Schedule 13D/A, the 22NW Investors hold (i) 4,103,221 shares (including 2,348,060 shares issuable upon conversion of certain shares of Convertible Preferred Stock) over which each of 22NW Fund, 22NW, 22NW GP, 22NW Inc. and Mr. English has sole voting and dispositive power; (ii) 583 shares over which Mr. Hirai-Hadley has sole voting and dispositive power and (iii) 28,069 shares over which Dr. Calloway has sole voting and dispositive power. 22NW Inc. is the general partner of 22NW, which is the investment manager of 22NW Fund. 22NW GP is the general partner of 22NW Fund. Mr. English is the Portfolio Manager of 22NW, Manager of 22NW GP and President and sole shareholder of 22NW Inc. Mr. Hirai-Hadley is head of research and partner at 22NW, and Dr. Calloway is an analyst and partner at 22NW. By virtue of their respective positions with 22NW Fund, each of 22NW, 22NW GP, 22NW Inc. and Mr. English may be deemed to have sole power to vote and dispose of the shares directly beneficially owned by 22NW Fund. None of Messrs. Aryeh, Cunningham, Korenberg or Garrett, nor Ms. Thibodeau, has the sole power to vote and dispose of any shares. The address of the principal office of each of 22NW Fund, 22NW, 22NW GP, 22NW Inc., Mr. English and Dr. Calloway is 590 1st Avenue South, Unit C1, Seattle, WA 98104. The principal business address of Mr. Aryeh is 34 Sumner Rd., Greenwich, CT 06831; of Mr. Cunningham is 73 Pin Pack Rd., Ridgefield, CT 06877; of Mr. Garrett is 15261 Telcom Drive, Brooksville, FL 34604; of Ms. Thibodeau is 2020 Derbyshire Road, Furlong, PA 18925; and of Mr. Korenberg is 712 Sturbridge Drive, Bryn Mawr, PA 19010.
(8)Includes (i) 880 shares of Convertible Preferred Stock held by 325 Capital Master Fund; (ii) 472 shares of Convertible Preferred Stock held by Gothic ERP 649947; (iii) 2,555 shares of Convertible Preferred Stock held by Gothic Corp 649429; (iv) 953 shares of Convertible Preferred Stock held by Gothic JBD LLC 650324; and (v) 826 shares of Convertible Preferred Stock held by Gothic HSP Corp 649359 (collectively, the “325 Capital Investors”). 325 Capital Master Fund LP has voting and investment discretion over the securities held by each of the 325 Capital Investors. The address for each of the 325 Capital Investors is 280 S Mangum St., Suite 210 Durham, NC 27701.

DIVIDEND POLICY
We have not paid any dividends on our common stock since inception and do not expect to in the foreseeable future. Any dividends may be subject to preferential dividends payable on any preferred stock we may issue.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, bylaws and certificate of designations, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.
Our authorized capital stock consists of:
•75,000,000 shares of common stock, $0.001 par value; and
•2,000,000 shares of preferred stock, $0.001 par value.
Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. In any election of directors, a director nominee shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election) by the stockholders entitled to vote on the election. Any director or our entire Board may be removed, with or without cause, and any vacancies on the Board may be filled by the holders of a majority of the shares then entitled to vote at an election of directors. Amendments to our bylaws may be adopted by the affirmative vote of a majority in voting power of all of the then outstanding shares of the voting stock of the Company entitled to vote. All other matters shall be decided by the affirmative vote of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at a meeting by the holders entitled to vote thereon.
Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Board of Directors; Declassification
In accordance with the terms of our certificate of incorporation and bylaws, each director shall be elected at each annual meeting of stockholders and shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, or removal; provided, however, that each director elected at our 2023 annual meeting of stockholders (which was held in August 2024) shall hold office for a term expiring at the 2025 annual meeting of stockholders (each, a “Continuing Classified Director”), and any person appointed to fill any vacancy occurring in respect of any Continuing Classified Director shall continue in office for a term expiring at the 2025 annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her death, resignation, or removal.
Preferred Stock
General
Under the terms of our certificate of incorporation, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. We have designated one series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.
The preferred stock of each series will rank senior to the common stock in priority of payment of dividends and in the distribution of assets in the event of our liquidation, dissolution or winding up, to the extent of the preferential amounts to which the preferred stock of the respective series will be entitled. Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.
Series A Convertible Preferred Stock
On January 9, 2023, we issued an aggregate of 38,750 shares of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), all of which are convertible into shares of common stock at the election of the holders of the Convertible Preferred Stock, subject to the exchange and beneficial ownership limitations described below.
General
Each share of Convertible Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Certificate of Designations of the Series A Preferred Stock filed by the Company with the Delaware Secretary of State on January 9, 2023 (the “Certificate of Designations”).
The Convertible Preferred Stock ranks senior to the Company’s common stock with respect to dividends, distributions and payments on liquidation, winding-up and dissolution.
Dividends
The holders of Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) will be entitled to dividends on the Liquidation Preference (as defined below) at the rate of 7.5% per annum, payable in-kind (“PIK”). The Company may, at its option, pay such dividends in cash from and after the earlier of June 29, 2026, or the termination or waiver of the restriction on cash dividends and/or redemptions that is set forth in the Credit Agreements (as defined in the Certificate of Designations) (such earlier date, the “Applicable Date”). The Holders are also entitled to participate in dividends declared or paid on the common stock on an as-converted basis.
Liquidation
Upon a liquidation, dissolution, winding up or change of control of the Company, each share of Convertible Preferred Stock will be entitled to receive an amount per share of Convertible Preferred Stock equal to the greater of (i) the purchase price paid by the purchaser at issuance, plus all accrued and unpaid dividends (the “Liquidation Preference”) and (ii) the amount that the holder of Convertible Preferred Stock (each, a “Holder” and collectively, the “Holders”) would have been entitled to receive at such time if the Convertible Preferred Stock had been converted into common stock immediately prior to such liquidation event.
Upon certain bankruptcy events, the Company is required to pay to each Holder an amount in cash equal to the Liquidation Preference being redeemed. From and after the Applicable Date, each Holder shall have the right to require the Company to redeem all or any part of such Holder’s Convertible Preferred Stock for an amount equal to the Liquidation Preference.
Conversion
Each Holder has the right, at its option, to convert its Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of common stock at an initial conversion price equal to $7.00 per share. The conversion price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events, and is also subject to adjustment in the event of subsequent offerings of common stock or convertible securities by the Company for less than the conversion price then in effect. As a result of an adjustment to the conversion price following a private placement of common stock by the Company on October 3, 2024, the conversion price was adjusted to $6.53 per share. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by Nasdaq listing rules, no Holder may convert shares of Convertible Preferred Stock through either an optional or a mandatory conversion into shares of common stock if and solely to the extent that the issuance of such shares of common stock would exceed the aggregate number of shares of common stock that is equal to 19.99% of the amount of common stock of the Company outstanding on the date on which we issued the Convertible Preferred Stock (the “Exchange Cap”). Additionally, subject to certain exceptions and waiver by each Holder, the Company will not issue any shares of common stock to any respective Holder to the extent that such issuance of common stock would result in such Holder beneficially owning in excess of 9.99% of the then-outstanding common stock (together with the Exchange Limit, the “Conversion Limits”).
Subject to certain conditions, the Company may from time to time, at its option, require conversion of all or any portion of the outstanding shares of Convertible Preferred Stock to common stock if, for at least 20 consecutive trading days during the respective measuring period the closing price of the common stock was at least 150% of the conversion price (the “Mandatory Conversion Right”). The Company may not exercise this Mandatory Conversion Right unless certain conditions with regard to the shares of common stock to be issued upon such conversion are satisfied.
Voting
Each Holder is entitled to vote with the holders of the shares of common stock on all matters submitted for a vote of holders of shares of common stock (voting together with the holders of shares of common stock as one class). Each Holder is entitled the whole number of votes equal to the number of shares of common stock into which such Holder’s shares of Convertible Preferred Stock would be convertible on the record date for the vote or consent (subject to the Conversion Limits described above) as if converted at the higher of (i) the conversion price of the Convertible Preferred Stock as of the applicable record date and (ii) $6.13 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the common stock), which represents the “Minimum Price” as determined in accordance with Nasdaq listing rules.
Purchaser Directors
For so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, the holders of the Convertible Preferred Stock, voting separately as a class, have the right to nominate two members to the Board.
Purchase Rights
If, after the date of the Preferred Stock Purchase Agreement and until the date that the purchasers of the Convertible Preferred Stock hold, in the aggregate, less than 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement, the Company intends to issue new equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of common stock, then the Company shall notify the Holders and the Holders shall have certain rights to participate in such offering, subject to certain exceptions.
Consent Rights
Additionally, for so long as 30% of the shares of Convertible Preferred Stock issued in the Preferred Stock Private Placement remain outstanding, certain matters will require the approval of the majority of the outstanding Convertible Preferred Stock, voting as a separate class, including (i) amending, altering or repealing any provision of the Certificate of Designations; (ii) amending, altering or repealing any provision of the Company’s Certificate of Incorporation or Bylaws, in each case, in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock; (iii) increasing or decreasing the authorized number of shares of Convertible Preferred Stock (except to provide for the issuance of PIK dividends); (iv) creating (including by reclassification), issuing shares of or increasing the authorized number of shares of any additional class or series of capital stock of the Company unless such class or series rank junior to the Convertible Preferred Stock and are issued at fair market value; (v) purchasing or redeeming or paying, declaring or setting aside any fund for, any dividend or distribution on, any common stock or other Junior Stock (as defined in the Certificate of Designations), other than purchases of equity securities of the Company upon the termination of an employee of the Company or any of its subsidiaries in accordance with the terms of such employee’s employment agreement or any equity incentive or similar plan approved by the Board; or (vi) creating, incurring, granting, entering into, permitting, assuming or allowing, directly or indirectly, (a) any indebtedness by the Company (or any of its subsidiaries), excluding equity securities and non-convertible preferred stock (but including convertible debt), at any time when, or as a result of which, the principal amount of the Company’s total outstanding and available indebtedness exceeds $175,000,000, or (b) any lien, charge or other encumbrance on all or substantially all of the Company’s (or any of its subsidiaries’) properties or assets.
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
In our certificate of incorporation, we elect not to be subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our bylaws provide that special meetings of the stockholders can be called by the Board, the Chairman of the Board, the president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying certain stockholder actions until the next stockholder meeting.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
If the Selling Stockholders want to sell their shares of our common stock under this prospectus in the United States, the Selling Stockholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for the Selling Stockholders will be able to advise the Selling Stockholders in which states shares of our common stock are exempt from registration for secondary sales.
Any person who purchases shares of our common stock from the Selling Stockholders offered by this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
We have agreed with the Selling Stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS
The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Latham & Watkins LLP.
EXPERTS
The consolidated financial statements of Lifecore Biomedical, Inc. (the Company) as of May 26, 2024 and for the year ended May 26, 2024 and management's assessment of the effectiveness of internal control over financial reporting as of May 26, 2024 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of May 26, 2024.
The consolidated financial statements of Lifecore Biomedical, Inc. (formally, Landec Corporation) appearing in Lifecore Biomedical, Inc.’s Annual Report (Form 10-K) as of May 28, 2023, and for each of the two years in the period ended May 28, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such financial statements have been incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Changes in the Registrant’s Independent Registered Public Accounting Firm
Ernst & Young LLP – Declination to Stand for Reappointment
On March 20, 2024, we received notice from Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm for the fiscal year ended May 28, 2023, that Ernst & Young had determined that it declined to stand for reappointment as our independent registered public accounting firm for the fiscal year ended May 26, 2024.
Ernst & Young’s report on our consolidated financial statements for the fiscal year ended May 28, 2023 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Ernst & Young’s report on our consolidated financial statements for the fiscal year ended May 29, 2022 contained an explanatory paragraph related to our ability to continue as a going concern but did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles.
During the fiscal years ended May 28, 2023 and May 29, 2022 and the subsequent interim period through March 20, 2024, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC pursuant to the Exchange Act) with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports on our financial statements for such years. There were also no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that Ernst & Young issued an adverse opinion in their report on internal control over financial reporting as of May 28, 2023, and May 29, 2022, as a result of material weaknesses in our internal control over financial reporting that the we reported in Part II, Item 9A of the our Annual Report on Form 10-K/A for the fiscal year ended May 29, 2022, filed with the SEC on March 16, 2023, and our Annual Report on Form 10-K for the fiscal year ended May 28, 2023, filed with the SEC on March 20, 2024.
We have provided Ernst & Young with a copy of the foregoing disclosures contained herein and requested that Ernst & Young furnish us with a letter addressed to the SEC stating whether or not Ernst & Young agrees with the statements contained herein, as specified by Item 304(a)(3) of Regulation S-K. A copy of Ernst & Young’s letter dated October 10, 2024, is attached as Exhibit 16.1 to the Registration Statement of which this prospectus forms a part.

BDO USA, P.C. – Appointment of Independent Registered Public Accounting Firm
On April 29, 2024, the Audit Committee of our board of directors approved the engagement of BDO USA, P.C. (“BDO”) as our independent registered public accounting firm to perform audit services for the fiscal year ended May 26, 2024.
During the two most recent fiscal years ended May 26, 2024 and May 28, 2023 and during the subsequent interim period from May 29, 2023 through April 29, 2024, neither we nor anyone on our behalf consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.
We have provided BDO with a copy of the foregoing disclosures contained herein and requested that BDO review such disclosure, and we provided BDO with the opportunity to furnish us with a letter addressed to the SEC containing any new information, clarification of our expression of its views, or the respects in which it does not agree with the statements made. BDO did not provide any such letter.

INCORPORATION OF INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•our Annual Report on Form 10-K for the fiscal year ended May 26, 2024, filed with the SEC on August 26, 2024;
•our Quarterly Report on Form 10-Q for the fiscal quarter ended August 25, 2024, filed with the SEC on October 4, 2024;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 26, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 23, 2024;
•our Current Reports on Form 8-K, filed with the SEC on June 7, 2024, July 1, 2024, July 12, 2024, July 24, 2024, August 21, 2024, August 29, 2024, September 12, 2024, September 23, 2024, and October 4, 2024 (in each case, excluding any information furnished and not filed therewith); and
•the description of our securities registered pursuant to Section 12 of the Exchange Act contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended May 29, 2022 filed with the SEC on September 14, 2022, as updated by any amendment or report filed for the purpose of updating such description, including the section of this prospectus titled “Description of Capital Stock.”
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of this Amendment and prior to the effectiveness thereof, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.
To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300

Lifecore Biomedical, Inc.
Up to 12,667,486 Shares of Common Stock

Prospectus
                    , 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below.

Item	Amount
SEC registration fee	$5,193
Printing and postage expenses	$25,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$25,000
Total	$305,193
Item 14.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers to the fullest extent permitted by Delaware law.
Item 15.    Recent Sales of Unregistered Securities
During the past three years, we made sales of the following unregistered securities:
•On November 25, 2022, we issued and sold 627,746 shares of our common stock to affiliates of Wynnefield Capital, Inc. in a private placement at a price of $7.97 per share for aggregate consideration of approximately $5.0 million. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
•On January 9, 2023, we issued and sold 38,750 shares of newly designated Series A Convertible Preferred Stock to certain accredited investors in a private placement at a price of $1,000 per share for aggregate consideration of $38.75 million. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
•On May 20, 2024, we issued a restricted stock unit award with respect to 525,000 shares of our common stock and a performance stock unit award for up to 1,500,000 shares of our common stock to Paul Josephs under our Equity Inducement Plan. The awards were granted in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act.
•On September 3, 2024, we issued a restricted stock unit award with respect to 262,500 shares of our common stock and a performance stock unit award for up to 750,000 shares of our common stock to Ryan D. Lake under our Equity Inducement Plan. The awards were granted in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act.
•On October 3, 2024, we issued and sold 5,928,775 shares of our common stock to certain accredited investors in a private placement at a price of $4.10 per share for aggregate consideration of approximately $24.3 million. These securities were issued pursuant to Section 4(a)(2) of the Securities Act.
II-1

Item 16.    Exhibits and Financial Statement Schedules
(a)Index of Exhibits.

Exhibit No.	Description
2.1
Asset Purchase Agreement, dated December 13, 2021, by and among the Company, Curation Foods, Inc. and Taylor Farms Retail, Inc., incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2021.

2.2
Securities Purchase Agreement, dated February 7, 2023, by and among Lifecore Biomedical, Inc., Yucatan Foods, LLC, Camden Fruit Corp., and Yucatan Acquisition Holdings LLC, incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on February 7, 2023.

3.1	Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 7, 2008.
3.2	Certificate of Amendment to Certificate Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 16, 2022.
3.3	Amended and Restated By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2012.
3.4	Amendment No. 1 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2019.
3.5	Amendment No. 2 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 24, 2019.
3.6	Amendment No. 3 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2020.
3.7	Amendment No. 4 to By-Laws of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 16, 2022.
3.8
Certificate of Designations of Lifecore Biomedical, Inc., dated January 9, 2023, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

3.9	Certificate of Amendment to Certificate Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 21, 2024.
4.1	Description of Capital Stock, incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed with the SEC on September 14, 2022.
5.1†	Opinion of Latham & Watkins LLP.
10.1	Form of Indemnification Agreement incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2018.
10.2*	Landec Corporation Nonqualified Deferred Compensation Plan, incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed on August 7, 2013.
10.3*	Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.
10.4*	First Amendment to the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 23, 2017.
10.5*
Form of Stock Grant Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.6*
Form of Notice of Stock Option Grant and Stock Option Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.7*
Form of Stock Unit Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.8*
Form of Notice of Grant of Stock Appreciation Right and Stock Appreciation Right Agreement for the Landec Corporation 2013 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 11, 2013.

10.9*
Landec Corporation 2019 Stock Incentive Plan, including the forms of awards attached thereto, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on October 21, 2019.

Exhibit No.	Description
10.10*	Long-Term Incentive Plan for Fiscal Year 2020, incorporated herein by reference to Registrant’s Current Report on Form 8-K filed on July 24, 2017.
10.11*	Long-Term Incentive Plan for Fiscal Year 2021, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 30, 2018.
10.12
Settlement Agreement amongst the Registrant, Apio, Inc., Rancho Harvest, Inc. and Pacific Harvest, Inc. and the plaintiffs named therein and Addendum to the Settlement Agreement effective as of May 5, 2017, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 10, 2017.

10.13
Purchase Agreement dated as of April 26, 2018, by and between Apio, Inc. Michael R. Mills, San Ysidro Farms, Inc., B&D Farms, Mahoney Brothers, and RCM Farms, LLC, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2018.

10.14
Letter Agreement dated May 22, 2018 among the Registrant, Nelson Obus and Wynnefield Capital, Inc. incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 25, 2018.

10.15
Capital Contribution and Partnership Interest and Stock Purchase Agreement dated December 1, 2018 by and among Apio, Inc., a Delaware Corporation, Yucatan Foods, L.P., a Delaware limited partnership, Camden Fruit Corporation, a California corporation, Landec Corporation, a Delaware corporation, in its capacity as guarantor, Ardeshir Haerizadeh, as an equityholder representative, and the equityholders of Camden and Yucatan, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on December 6, 2018.

10.16*	Landec Corporation Executive Change in Control Severance Plan, incorporated herein by reference to Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K filed on August 14, 2020.
10.17
Credit Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc. and Lifecore Biomedical, Inc., as borrowers, certain other subsidiary parties thereto, as guarantors, and BMO Harris Bank., N.A., a slender and administrative agent, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.18
Pledge and Security Agreement, dated December 31, 2020, by and among Landec Corporation, Curation Foods, Inc., Lifecore Biomedical, Inc. and certain other subsidiary parties thereto, as grantors, and BMO Harris Bank., N.A., as administrative agent, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 5, 2021.

10.19*
Employment Agreement, dated January 18, 2021, by and between Landec Corporation and John Morberg, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 20, 2021.

10.20
Separation and General Release by and between Landec Corporation and Brian McLaughlin, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 2, 2021.

10.21	Separation and General Release by and between Landec Corporation and Dawn Kimball, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 8, 2021
10.22
Separation and General Release by and between Landec Corporation and Timothy Burgess, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 15, 2021.

10.23
Share Purchase Agreement, dated June 1, 2021, by and among the Company, Curation Foods, Newell Capital Corporation, Newell Brothers Investment 2 Corp., and Windset Holdings 2010 Ltd., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2021.

10.24*
Amended and Restated Employment Agreement between the Registrant and Albert D. Bolles, Ph.D., effective as of July 23, 2020, incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on October 7, 2020.

10.25*
Amendment to the Landec Corporation 2019 Stock Incentive Plan, including the forms of awards attached thereto, incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on November 7, 2022.

10.26
Securities Purchase Agreement, dated November 25, 2022, by and among the Company and the purchasers named therein, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 25, 2022.

Exhibit No.	Description
10.27
Securities Purchase Agreement, dated January 9, 2023, by and between Lifecore Biomedical, Inc. and the purchasers named therein, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

10.28
Registration Rights Agreement, dated January 9, 2023, by and between Lifecore Biomedical, Inc. and the other parties thereto, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.

10.29
Credit and Guaranty Agreement, dated May 22, 2023, by and among Lifecore Biomedical, Inc., Curation Foods, Inc. and Lifecore Biomedical Operating Company, Inc., as borrowers, certain other subsidiaries of Lifecore Biomedical, Inc. party thereto, as guarantors, and Alcon Research, LLC, as lender, administrative agent and collateral agent, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.30
First Amendment to Credit Agreement, dated as of April 19, 2021, by and among Lifecore Biomedical, Inc. (formerly known as Landec Corporation), Curation Foods, Inc., Lifecore Biomedical Operating Company, Inc. (formerly known as Lifecore Biomedical, Inc.) and BMO Harris Bank, N.A., incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2024.

10.31
Second Amendment to Credit Agreement, dated as of December 22, 2021, by and among Lifecore Biomedical, Inc. (formerly known as Landec Corporation), Curation Foods, Inc., Lifecore Biomedical Operating Company, Inc. (formerly known as Lifecore Biomedical, Inc.) and BMO Harris Bank, N.A., incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2024.

10.32
Third Amendment to Credit Agreement, dated as of February 22, 2022, by and among Lifecore Biomedical, Inc. (formerly known as Landec Corporation), Curation Foods, Inc., Lifecore Biomedical Operating Company, Inc. (formerly known as Lifecore Biomedical, Inc.) and BMO Harris Bank, N.A., incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K filed on March 20, 2024.

10.33	Revolving Loan Amendment, dated January 9, 2023, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 10, 2023.
10.34
Pledge and Security Agreement, dated May 22, 2023, by and among Lifecore Biomedical, Inc., Curation Foods, Inc., Lifecore Biomedical Operating Company, Inc. and certain other subsidiary parties thereto, as grantors, and Alcon Research, LLC, as collateral agent, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.35
Limited Waiver and Fifth Amendment to that certain Credit Agreement, dated May 22, 2023, by and among Lifecore Biomedical, Inc., Curation Foods, Inc. and Lifecore Biomedical Operating Company, Inc., as borrowers, certain other subsidiaries of Lifecore Biomedical, Inc. party thereto, as guarantors, and BMO Harris Bank, N.A., as lender and administrative agent, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.36
Equipment Sale and Leaseback Agreement, dated May 22, 2023, by and between Lifecore Biomedical, Inc. and Alcon Research, LLC, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.37
Equipment Lease Agreement, dated May 22, 2023, by and between Lifecore Biomedical, Inc. and Alcon Research, LLC, incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.38#
Amended and Restated Supply Agreement, dated May 3, 2023, by and between Lifecore Biomedical, Inc. and Alcon Research, LLC, incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on May 23, 2023.

10.39
Transition and Separation Agreement, effective August 10, 2022, by and between the Company and Dr. Albert Bolles, Ph.D., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2022.

10.40*
Amendment dated April 27, 2023 to the Lifecore Biomedical, Inc. (f/k/a Landec Corporation) Executive Change in Control Severance Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2023.

10.41
Limited Waiver and First Amendment to that certain Credit and Guaranty Agreement, dated May 22, 2023, by and among Lifecore Biomedical, Inc., Curation Foods, Inc. and Lifecore Biomedical Operating Company, Inc., as borrowers, certain other subsidiaries of Lifecore Biomedical, Inc. party thereto, as guarantors, and Alcon Research, LLC, as lender, administrative agent and collateral agent, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 5, 2024.

Exhibit No.	Description
10.42
Limited Waiver and Sixth Amendment to that certain Credit Agreement, dated December 31, 2020, by and among Lifecore Biomedical, Inc., Curation Foods, Inc. and Lifecore Biomedical Operating Company, Inc., as borrowers, certain other subsidiaries of Lifecore Biomedical, Inc. party thereto, as guarantors, and BMO Harris Bank, N.A., as lender and administrative agent, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2024.

10.43#
Amended and Restated Contract Manufacturing Agreement, dated December 31, 2023, by and between Lifecore Biomedical, Inc. and Alcon Research, LLC, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 5, 2024.

10.44#
Amendment No. 1 to that certain Amended and Restated Supply Agreement, dated May 3, 2023, by and between Lifecore Biomedical, Inc. and Alcon Research, LLC, incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 5, 2024.

10.45*
Restricted Stock Unit Award Agreement dated May 20, 2024 to Paul Josephs under Lifecore Biomedical Inc. Equity Inducement Plan., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 22, 2024.

10.46*
Performance Stock Unit Award Agreement dated May 20, 2024 to Paul Josephs under Lifecore Biomedical Inc. Equity Inducement Plan., incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 22, 2024.

10.47*
Participation Notice with Paul Josephs dated May 20, 2024 under the Lifecore Biomedical, Inc. Executive Change in Control Severance Plan., incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 22, 2024.

10.48
Seventh Amendment to Credit Agreement, dated May 10, 2024, by and among Lifecore Biomedical, Inc., Curation Foods, Inc., Lifecore Biomedical Operating Company, Inc., and BMO Bank N.A, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2024.

10.49
Amendment No. 1 to Amended and Restated Contract Manufacturing Agreement, by and between Alcon Research, LLC and Lifecore Biomedical, LLC., incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 8, 2024.

10.50*	Offer Letter, dated March 20, 2024, by and between the Company and Paul Josephs, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 21, 2024.
10.51*	Lifecore Biomedical, Inc. Equity Inducement Plan, incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 21, 2024.
10.52*
Separation Agreement, approved March 20, 2024, by and between the Company and James G. Hall, incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on March 21, 2024.

10.53
Stock Purchase Agreement, dated October 3, 2024, by and among the Company and the purchasers named therein, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2024.

16.1+	Letter Regarding Change in Certifying Accountant – Ernst & Young LLP.
21.1†	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on August 26, 2024.
23.1+	Consent of Independent Registered Public Accounting Firm – BDO USA, P.C.
23.2+	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP.
23.3†	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1+	Power of Attorney (included on the signature page hereto).
101.INS	XBRL Instance.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation.
101.DEF	XBRL Taxonomy Extension Definition.
101.LAB	XBRL Taxonomy Extension Labels.
101.PRE	XBRL Taxonomy Extension Presentation.
107†	Filing Fee Table.
__________________
*Represents a management contract or compensatory plan or arrangement.

#Confidential portions of this exhibit have been redacted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
+Filed herewith.
†Filed previously.
Item 17.    Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section

15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota on October 10, 2024.

LIFECORE BIOMEDICAL, INC.

By:	/s/ Ryan D. Lake
Ryan D. Lake
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Josephs and Ryan D. Lake, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Josephs	President and Chief Executive Officer (Principal Executive Officer) and Director	October 10, 2024
Paul Josephs

/s/ Ryan D. Lake	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 10, 2024
Ryan D. Lake

/s/ Humberto C. Antunes	Director	October 10, 2024
Humberto C. Antunes

/s/ Jason Aryeh	Director	October 10, 2024
Jason Aryeh

/s/ Raymond Diradoorian	Director	October 10, 2024
Raymond H. Diradoorian

/s/ Jeffrey L. Edwards	Director	October 10, 2024
Jeffrey L. Edwards

/s/ Katrina L. Houde	Director	October 10, 2024
Katrina L. Houde

/s/ Paul H. Johnson	Director	October 10, 2024
Paul H. Johnson

/s/ Christopher Kiper	Director	October 10, 2024
Christopher Kiper

/s/ Matthew Korenberg	Director	October 10, 2024
Matthew Korenberg

/s/ Nelson Obus	Director	October 10, 2024
Nelson Obus

/s/ Joshua E. Schechter	Director	October 10, 2024
Joshua E. Schechter